Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Media Inquiries:
April 29, 2005		Dorothy Brown Smith
Vice President
Corporate Communication
(717) 396-5696

Investor Inquiries:
Investor Relations
(717) 396-6144

ARMSTRONG REPORTS FIRST QUARTER 2005 RESULTS

LANCASTER, PA April 29, 2005 — Armstrong Holdings, Inc. (OTCBB: ACKHQ) today reported first quarter 2005 net sales of $840.7 million that were 0.5% lower than first quarter net sales of $845.0 million in 2004. Excluding the effects of favorable foreign exchange rates of $14.9 million, consolidated net sales decreased by 2.2%. First quarter 2005 operating income of $7.7 million compared to $40.8 million in the first quarter of 2004. The decline in operating income was primarily due to higher raw material and energy costs of approximately $19 million, higher selling, general and administrative (“SG&A”) expenses and increased charges for cost reduction initiatives.

Segment Highlights

Resilient Flooring net sales were $284.9 million in the first quarter of 2005 and $304.1 million in the first quarter of 2004. Excluding the favorable impact of foreign exchange rates, net sales declined 7.7%. The decrease was primarily due to lower sales of all product categories in the Americas, primarily laminate and residential vinyl products. An operating loss of $9.6 million in the quarter compared to operating income in the first quarter of 2004 of $15.0 million. This decrease was primarily attributable to the impact of the sales volume decline, increased costs to purchase PVC resins, charges for cost reduction initiatives and higher SG&A expenses for increased selling and advertising activity.

Wood Flooring net sales of $190.1 million in the first quarter of 2005 decreased 3.7% from $197.4 million in the prior year. This decrease was primarily driven by a 9% volume decline in solid wood floors partially offset by an 18% volume increase in engineered hardwood floors and price increases implemented for selected products. Operating income of $8.8 million in the first quarter of 2005 compared to $10.3 million in the first quarter of 2004. The decline in operating income was primarily attributable to lower net sales, higher manufacturing costs and increased SG&A expenses, partially offset by reduced raw material costs.

Textiles and Sports Flooring net sales in the first quarter of 2005 increased to $62.9 million from $62.3 million. Excluding the effects of favorable foreign exchange rates of $4.1 million, sales were down 5.3% due to lower volume and pricing in carpet flooring products. An operating loss of $5.9 million in 2005 compared to an operating loss in 2004 of $1.9 million. The increased operating loss was caused by the impact of lower net sales, increased SG&A expenses (for new products and severance costs) and higher raw material costs.

Building Products net sales of $253.6 million in the first quarter of 2005 increased from $230.0 million in the prior year. Excluding the effects of favorable foreign exchange rates of $6.1 million, sales increased by 7.4%, primarily due to price increases and sales of higher priced products combined with a 1% volume increase in the U.S. commercial markets. Operating income increased to $35.3 million from operating income of $27.9 million in the first quarter of 2004. Increased selling prices covered a majority of the inflationary cost pressures of wage and salary increases and increased raw material, energy, and transportation costs. Operating income benefited from sales volume gains, sales of higher priced products, increased equity earnings from our WAVE joint venture and lower comparative spending on cost reduction initiatives.

Cabinets net sales in the first quarter of 2005 of $49.2 million decreased from $51.2 million in 2004. Net sales decreased primarily due to lower volume in certain geographic markets and overall customer service issues. The reductions in volume were partially offset by increased sales prices. An operating loss of $5.9 million in 2005 compared to operating income of $0.6 million in the prior year. The decline was due to the impact of higher SG&A expenses (particularly consulting costs, employee compensation and selling-related expenses), costs incurred to shut down the Morristown, Tennessee manufacturing plant, manufacturing inefficiencies in other plants resulting from the transfer of production from Morristown and lower net sales.

More details on the Company’s performance can be found in its Form 10-Q, filed with the SEC today. References to performance excluding the effects of foreign exchange are non-GAAP measures. Management believes that this information improves the comparability of business performance by excluding the impacts of changes in foreign exchange rates when translating comparable foreign currency amounts.

Armstrong Holdings, Inc. is the parent company of Armstrong World Industries, Inc., a global leader in the design and manufacture of floors, ceilings and cabinets. In 2004, Armstrong’s net sales totaled more than $3 billion. Based in Lancaster, PA, Armstrong operates 41 plants in 12 countries and has approximately 14,900 employees worldwide. More information about Armstrong is available on the Internet at www.armstrong.com.

These materials contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements provide our expectations or forecasts of future events. Actual results could differ materially as a result of known and unknown risks and uncertainties and other factors, including: the outcome of Armstrong World Industries Inc.’s (“AWI”) Chapter 11 case; our ability to maintain financial liquidity; AWI’s asbestos-related liability and any other litigation; variations in raw material and energy costs; our success in achieving manufacturing efficiencies and price increases; our success in introducing new products; product and price competition caused by factors such as worldwide excess industry capacity; interest, foreign exchange and effective tax rates; success in achieving integration of and synergies from our acquisitions; greater than expected working capital requirements; business combinations among competitors and suppliers; the strength of domestic and foreign end-use markets and improved efficiencies in the European flooring market; effects on international operations from changes in intellectual property protection and trade regulations; and other risks, uncertainties and factors disclosed in our and AWI’s most recent reports on Forms 10-K, 10-Q and 8-K filed with the SEC. We undertake no obligation to update any forward-looking statement.

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FINANCIAL HIGHLIGHTS

Armstrong Holdings, Inc., and Subsidiaries

(amounts in millions, except for per-share amounts)

(unaudited)

	Three Months Ended March 31,
	2005	2004
Net sales	$840.7	$845.0
Cost of goods sold	662.5	660.4
Selling, general and administrative expenses	170.4	147.9
Restructuring and reorganization charges, net	8.2	2.0
Equity (earnings) from joint venture	(8.1)	(6.1)

Operating income	7.7	40.8

Interest expense (unrecorded contractual interest of $21.5 and $21.7)	2.2	2.1
Other non-operating expense	—	0.9
Other non-operating (income)	(2.2)	(1.5)
Chapter 11 reorganization costs, net	2.0	2.5

Earnings from continuing operations before income taxes	5.7	36.8

Income tax expense	8.7	16.8

Net (loss) earnings from continuing operations	$(3.0)	$20.0

(Loss) from discontinued operations, net of tax of $0.2	—	(0.4)

Net (loss) earnings	$(3.0)	$19.6

Net (loss) earnings per share of common stock, continuing operations:
Basic	$(0.07)	$0.49
Diluted	$(0.07)	$0.49

(Loss) per share of common stock, discontinued operations:
Basic	$—	$(0.01)
Diluted	$—	$(0.01)

Net (loss) earnings per share of common stock:
Basic	$(0.07)	$0.48
Diluted	$(0.07)	$0.48

Average number of common shares outstanding:
Basic	40.5	40.5
Diluted	40.5	40.7

SEGMENT RESULTS

Armstrong Holdings, Inc., and Subsidiaries

(amounts in millions) (unaudited)

	Three Months Ended March 31,
	2005	2004
Net sales:
Resilient Flooring	$284.9	$304.1
Wood Flooring	190.1	197.4
Textiles and Sports Flooring	62.9	62.3
Building Products	253.6	230.0
Cabinets	49.2	51.2

Total Net Sales	$840.7	$845.0

Operating income (loss):
Resilient Flooring	$(9.6)	$15.0
Wood Flooring	8.8	10.3
Textiles and Sports Flooring	(5.9)	(1.9)
Building Products	35.3	27.9
Cabinets	(5.9)	0.6
Unallocated Corporate (expense)	(15.0)	(11.1)

Total Operating Income	$7.7	$40.8

Selected Balance Sheet Information

(amounts in millions)

	Unaudited March 31, 2005	December 31, 2004
Assets:
Current assets	$1,419.1	$1,482.2
Property, plant and equipment, net	1,185.2	1,208.8
Other noncurrent assets	1,916.3	1,918.4

Total assets	$4,520.6	$4,609.4

Liabilities and shareholders’ equity:
Current liabilities	$420.7	$488.1
Liabilities subject to compromise	4,866.7	4,866.2
Other noncurrent liabilities	651.1	666.8
Shareholders’ deficit	(1,417.9)	(1,411.7)

Total liabilities and shareholders’ equity	$4,520.6	$4,609.4

Selected Cash Flow Information
(amounts in millions) (unaudited)

	Three Months Ended March 31,
	2005	2004
Net (loss) earnings	$(3.0)	$19.6
Other adjustments to reconcile net (loss) earnings to net cash (used for) operating activities	14.9	27.6
Changes in operating assets and liabilities, net	(110.4)	(83.8)

Net cash (used for) operating activities	(98.5)	(36.6)
Net cash (used for) investing activities	(19.7)	(15.8)
Net cash provided by financing activities	6.2	4.2
Effect of exchange rate changes on cash and cash equivalents	(2.3)	—

Net decrease in cash and cash equivalents	(114.3)	(48.2)
Cash and cash equivalents, beginning of year	515.9	484.3

Cash and cash equivalents, end of period	$401.6	$436.1